Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG PHARMACEUTICALS ANNOUNCES DIVESTITURE OF CORD BLOOD REGISTRY®

Transaction Underscores AMAG’s Focus on Clinical Development and Commercialization of Pharmaceuticals

Company Intends to Use the Majority of Proceeds to Pay off High-Yield Debt

WALTHAM, Mass., June 15, 2018 — AMAG Pharmaceuticals, Inc. (NASDAQ:AMAG) today announced it has entered into a definitive agreement to divest Cord Blood Registry (CBR®) to GI Partners, a private equity investment firm, for $530 million in an all cash sale. The parties expect to close the transaction in the third quarter of 2018.

“The divestiture of CBR is an important step as we execute on AMAG’s strategic plan, which includes leveraging our proven expertise in drug development and commercialization to bring innovative products to patients with unmet medical needs,” said William Heiden, president and chief executive officer at AMAG.  “The transaction allows us to focus squarely on investing in and growing AMAG’s current pharmaceutical products, as well as continuing to expand the portfolio through additional product acquisitions or licenses.”

AMAG intends to use the majority of the transaction proceeds to pay off the remaining $475 million of principal of its 7.875% Senior Notes due 2023.

“With the recent back-to-back FDA approvals of the Makena® subcutaneous auto-injector and the expanded Feraheme® label, the launch of Intrarosa® and the FDA acceptance of the bremelanotide new drug application, we are well positioned for significant and durable future growth,” said Ted Myles, AMAG’s chief financial officer. “We believe eliminating the high-yield bonds from our capital structure will align our balance sheet with our long-term growth plans and our renewed focus on growing and further diversifying our pharmaceutical business.”

The transaction has been unanimously approved by AMAG’s Board of Directors. The closing of the transaction, including the timing of such closing, will be governed by the terms of the definitive agreement, including the satisfaction of customary closing conditions.

The company expects to update its 2018 financial guidance following the close of the transaction.

Perella Weinberg Partners LP served as financial advisor to AMAG. Goodwin Procter LLP served as legal advisor to AMAG.

About AMAG

AMAG is a biopharmaceutical company focused on developing and delivering important therapeutics, conducting clinical research in areas of unmet need and creating education and support programs for the patients and families we serve. Our currently marketed products support the health of patients in the areas of maternal and women’s health, anemia management and cancer supportive care. Through CBR®, we also help families to preserve newborn stem cells, which are used today in transplant medicine for certain cancers and blood, immune and metabolic disorders, and have the potential to play a valuable role in the ongoing development of regenerative medicine. For additional company information, please visit www.amagpharma.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to statements regarding the anticipated timing for the closing of the transaction, beliefs that the transaction is an important step in executing AMAG’s strategic plan, including investing in, growing and expanding AMAG’s product portfolio; beliefs about  leveraging AMAG’s proven expertise in drug development and commercialization to bring innovative products to patients with unmet medical needs; expectations that AMAG will use the transaction proceeds to pay off its high-yield debt and beliefs that the debt pay off will align AMAG’s balance sheet with its long-term growth plans and renewed focus on growing and further diversifying its pharmaceutical business; beliefs that AMAG is well positioned for significant and durable future growth; expectations that AMAG will update its 2018 financial guidance following the close of the transaction; and beliefs that newborn stem cells have the potential to play a valuable role in the development of regenerative medicine are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include the possibility that the closing conditions set forth in the definitive agreement will not be timely met and that the parties will be unable to consummate the proposed transactions on the expected timeline, or at all, that the cost of the transaction to AMAG will be more than planned and/or will not provide the intended positive balance sheet results and those other risks identified in AMAG’s Securities and Exchange Commission (SEC) filings, including its Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent filings with the SEC. Any such risks and uncertainties could materially and adversely affect AMAG’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on AMAG’s stock price. AMAG cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

AMAG disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals®, Makena® and Feraheme® are registered trademarks of AMAG Pharmaceuticals, Inc. Cord Blood Registry® and CBR® are registered trademarks of Cbr Systems, Inc. Intrarosa® is a registered trademark of Endoceutics, Inc.

CONTACTS:
Investors:
Linda Lennox
908-627-3424

Media:
Rushmie Nofsinger
781-530-6838